Exhibit 99(a)(1)(xi)



    Email from Vice President, Human Resources to All Employees Eligible to Participate in the Option Exchange Program, sent on Friday, December 17, 2004


I am pleased to announce that at a special meeting of shareholders held earlier today, Regeneron's shareholders approved the proposal to amend the Company's 2000 Long-Term Incentive Plan to authorize the Options Exchange Program. If you wish to tender your options for exchange and haven't done so already, you must properly complete, execute, and deliver to us the Election Form sent to you with the Offer to Exchange in accordance with the instructions in the Election Form.

Please remember that you only have until January 5, 2005 at 6:00 P.M. to submit the Election Form and participate in the Options Exchange Program. Please take time over the break to read the Offer to Exchange and related materials, consider what makes sense for you, and consult a financial advisor if you wish.

When you return from the break we will hold the following additional information sessions in both Rensselaer and Tarrytown:

Rensselaer
----------

January 3
     o    10:00 A.M. Red Mill Conference Room
     o    1:00 P.M. Red Mill Conference Room

Tarrytown
---------

January 3
     o    2:00 P.M. Rockland Conference Room

January 4
     o    11:00 A.M. Rockland Conference Room
     o    2:00 P.M. Rockland Conference Room


As you prepare for the holiday break, I want to wish you and your families the best. Also, on behalf of the entire management team of Regeneron, I want to thank you for your contributions in 2004 and, in advance, for your increased efforts in 2005.

Happy Holidays!!!
-----------------

We have sent to eligible employees written materials, including an Offer to Exchange, describing in detail the terms, conditions and timing of, and procedures for participating in, the Option Exchange Program, and have filed those materials with the Securities and Exchange Commission (which can be accessed through its website at www.sec.gov). The Offer to Exchange is subject to various conditions. Eligible employees should read those materials carefully before deciding whether to tender their eligible options in the Offer to Exchange, because they contain important information about the Offer to Exchange. You should only rely on the information in the Offer to Exchange. Neither the Company nor our board of directors makes any recommendation as to whether you should tender some or all of your eligible options for exchange, nor have we authorized any person to make any representations or any such recommendation. You must make your own decision whether or not to tender your eligible options.

You may direct questions about the Offer to Exchange to our Human Resources Department, Option Exchange, by phone at (914) 345-STOK or to our internal e-mail address: OptionsExchange@regeneron.com.